Exhibit 5.1

Kenneth L. Guernsey

T: +1  415 693 2091

kguernsey@cooley.com

January 24, 2018

Adamas Pharmaceuticals, Inc.

1900 Powell Street, Suite 750,

Emeryville, CA 94608

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the sale by Adamas Pharmaceuticals, Inc., a Delaware corporation (the “Company”) of up to 3,450,000 shares of the Company’s common stock, par value $0.001 (the “Shares”), including up to 450,000 shares that may be sold pursuant to the exercise of the Underwriters’ option to purchase additional shares, pursuant to the Registration Statement on Form S-3 (File No. 333-214409) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), including the related prospectus included in the Registration Statement (the “Base Prospectus”), and the prospectus supplement relating to the Shares dated January 23, 2018, filed with the Commission pursuant to Rule 424(b) promulgated under the Act (together with the Base Prospectus, the “Prospectus”).  The Company has requested our opinion in connection with certain related matters.

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the Prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws, each as currently in effect, and (c) originals or copies certified to our satisfaction, of such records, documents, certificates, opinions, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.  We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof; the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof (except we have not assumed the due authorization, execution and delivery by the Company of any such documents).  As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought to independently verify such matters.

Our opinion herein is expressed solely with respect to the General Corporation Law of the State of Delaware.  We express no opinion to the extent that any other laws are applicable to the subject matter hereof and no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing and in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.

101 CALIFORNIA STREET, 5TH FLOOR, SAN FRANCISCO, CA 94111-5800  T: (415) 693-2000  F: (415) 693-2222  WWW.COOLEY.COM

We hereby consent to the reference to our firm under the captions “Legal Matters” and “Validity of Common Stock” in the Prospectus, the filing of this opinion as an exhibit to a current report of the Company on Form 8-K  to be filed with the Commission for incorporation by reference of this opinion into the Registration Statement.

Very truly yours,

Cooley LLP

By:	/s/ Kenneth L. Guernsey
Kenneth L. Guernsey